Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
American HomePatient, Inc.:
We consent to the incorporation by reference in the registration statement dated October 30, 2008 on Form S-8 of American HomePatient, Inc. of our report dated March 12, 2008, with respect to the consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ deficit, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of American HomePatient, Inc.
Our report dated March 12, 2008, expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption, effective January 1, 2006, of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment as discussed in Note 2 to the consolidated financial statements. Also as discussed in Note 12 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006 to conform to Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.
/s/ KPMG
Nashville, TN
October 30, 2008